Forward Funds

Response to Item 77D

SUB-ITEM 77D: Policies With Respect to Security Investments

1.

Forward Frontier MarketStrat Fund

Effective September 20, 2010, the Forward Frontier Markets Fund changed its name to the Forward Frontier MarketStrat Fund. In connection with this name change, the Fund’s “Principal Investment Strategies” were changed in order to eliminate the Fund’s policy to invest at least 80% of its net assets in securities with exposure to the returns of frontier markets. These changes are further described in the June 22, 2010 supplements to the Fund’s then-current prospectuses as filed with the Securities and Exchange Commission via EDGAR on June 22, 2010 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-10-143958). Such descriptions are incorporated herein by reference.

2.

Forward Strategic Alternatives Fund

Effective September 20, 2010, the “Principal Investment Strategies” of the Forward Strategic Alternatives Fund were changed in order to eliminate the Fund’s policy to invest at least 80% of its net assets in alternative asset classes such as real estate-related securities, commodity-related securities and currencies and other securities that exhibit low historical correlations with global stock and bond markets. This change is further described in the June 22, 2010 supplements to the Fund’s then-current prospectuses as filed with the Securities and Exchange Commission via EDGAR on June 22, 2010 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-10-143958). Such description is incorporated herein by reference.

3.

Forward SMIDPlus Fund

Effective September 20, 2010, the Forward Small to Mid Cap Fund changed its name to the Forward SMIDPlus Fund. In connection with this name change, the Fund’s “Principal Investment Strategies” were changed in order to: (i) eliminate the Fund’s policy to invest at least 80% of its net assets in common stocks of small and medium capitalization issuers; and (ii) incorporate a “portable alpha” investment strategy. These changes are further described in the September 20, 2010 amended prospectuses for the Fund as filed with the Securities and Exchange Commission via EDGAR on September 20, 2010 pursuant to Rule 485(b) under the Securities Act of 1933 (Accession No. 0001193125-10-213022). Such descriptions are incorporated herein by reference.

Effective December 16, 2010, the “Principal Investment Strategies” of the Forward SMIDPlus Fund were further changed in order to replace the “portable alpha” investment strategy with an “alpha stacking” investment strategy. This change is further described in the December 16, 2010 supplements to the Fund’s then-current prospectuses as filed with the Securities and Exchange Commission via EDGAR on December 16, 2010 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-10-282430). Such description is incorporated herein by reference.

4.

Forward Focus Fund

Effective October 20, 2010, the Forward Legato Fund changed its name to the Forward Focus Fund. In addition, the Fund’s “Principal Investment Strategies” were changed in order to: (i) expand the Fund’s general market capitalization parameters from small cap companies with capitalizations of no more than $3 billion (at the time of purchase) to small to mid cap companies with capitalizations of no more than $6 billion (at the time of purchase; and (ii) increase the percentage of the Fund’s net assets that may be invested in foreign securities from 20% to 25%. These changes are further described in the September 24, 2010 supplements to the Fund’s then-current prospectuses as filed with the Securities and Exchange Commission via EDGAR on September 24, 2010 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-10-216455). Such descriptions are incorporated herein by reference.